Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (No. 333-169050) on Form S-8 of Envestnet, Inc. of our reports dated March 9, 2012 relating to our audits of the consolidated financial statements and internal control over financial reporting, which appear in this Annual Report on Form 10-K of Envestnet, Inc. for the year ended December 31, 2011.

/s/ McGladrey & Pullen, LLP

Chicago, Illinois

March 9, 2012